Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Capital Title Group, Inc.:

We consent to the incorporation by reference in the registration statements No. 333-115864 on Form S-3 and Nos. 333-66375 and 333-112982 on Form S-8 of Capital Title Group, Inc. of our report dated February 21, 2005 with respect to the consolidated balance sheets of Capital Title Group, Inc. and subsidiaries (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004, annual report on Form 10-K of Capital Title Group, Inc.

/s/ KPMG LLP

Phoenix, Arizona

March 11, 2005